Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2015 Second Quarter Financial Results

Houston, Texas – August 6, 2015 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported second quarter 2015 Partnership cash flows of $93 million and net income attributable to controlling interests of $44 million or $0.66 per common unit.

“Our portfolio of assets performed well in the second quarter.  The long-term contracted nature of our business underpins our consistent results, especially during times of market volatility,” said Steve Becker, President of TC PipeLines, GP, Inc.  “Our cash available for distribution reflects higher seasonal revenues typical during the winter season.  As well, our purchase of the remaining interests in both GTN and Bison produced higher year-over-year cash flows and earnings.”

Second Quarter 2015 Highlights (All financial figures are unaudited)
o	Partnership cash flows of $93 million
o	Paid cash distributions of $55 million
o	Declared cash distributions of $0.89 per common unit, an increase of $0.05 per common unit
o	Net income attributable to controlling interests of $44 million or $0.66 per common unit
o	Received FERC approval for GTN settlement as filed

The Partnership’s financial highlights for the second quarter of 2015 compared to the second quarter of 2014 were:

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars except per common unit amounts)	2015	2014	2015	2014
Partnership cash flows(a)	93	77	159	137
Cash distributions paid	(55)	(52)	(110)	(103)
Cash distributions paid per common unit	$0.84	$0.81	$1.68	$1.62
Net income attributable to controlling interests	44	37	101	94
Net income per common unit – basic and diluted (b)	$0.66	$0.58	$1.53	$1.48
Weighted average common units outstanding (millions) – basic and diluted (c)	63.8	62.3	63.7	55.4
Common units outstanding at end of period (millions) (c)	64.0	62.3	64.0	62.3

(a)
Partnership Cash Flows is a non-GAAP financial measure. Refer to the description of Partnership Cash Flows in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule for further detail.

(b)        Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of the General Partner’s allocation, including incentive distributions by the weighted average number of common units outstanding.

(c) Under the ATM program, the Partnership has issued 1,629,985 units since inception. The Partnership issued 396,205 units during the six months ended June 30, 2015.

Recent Developments

Cash Distributions – On July 23, 2015, the board of directors of our General Partner declared the Partnership’s second quarter 2015 cash distribution in the amount of $0.89 per common unit, payable on August 14, 2015 to unitholders of record as of August 4, 2015.

GTN Settlement – On June 30, 2015, FERC approved GTN’s rate settlement as filed on April 23, 2015.  The rate settlement satisfies GTN’s obligations from its 2011 rate settlement for new rates to be in effect on January 1, 2016 and the 2015 settlement will reduce rates on the mainline by 3 percent on July 1, 2015.  In January 2016, GTN’s rates will decrease a further 10 percent through December 31, 2019.  Unless superseded by a subsequent rate case or settlement, GTN’s rates will decrease an additional 8 percent for the period January 1, 2020 through December 31, 2021 when GTN will be required to establish new rates.  We expect that GTN’s near-term results will not be materially affected due to increased contracting and other revenue opportunities on the system.

Results of Operations

For the three months ended June 30, 2015, net income attributable to controlling interests increased by $7 million to $44 million compared to the second quarter of 2014. This increase was primarily due to increased earnings resulting from the acquisitions of the remaining 30 percent interest of each of Bison in October 2014 and GTN in April 2015.

Partnership cash flows increased to $93 million in the second quarter of 2015 compared to $77 million in the same period of 2014. The increase was primarily due to increased cash flow as a result of the acquisitions of the remaining 30 percent interests in the Bison and GTN pipelines.

Beginning the first quarter of 2016 and annually thereafter, our Partnership Cash Flows will be impacted by any distributions made to the Class B units. The Class B units issued by the Partnership to finance a portion of the 2015 GTN acquisition entitle TransCanada to a distribution based on 30 percent of GTN’s annual distributions as follows: (i) 100 percent of distributions above $20 million through March 31, 2020; and (ii) 25 percent of distributions above $20 million thereafter.

The Class B distribution amount will initially be calculated to equal 30 percent of GTN’s distributable flow for the nine months ending December 31, 2015, less $15 million.

Distributions paid in the second quarter of 2015 increased by $3 million compared to the same period in 2014 due to a $0.03 increase in the distribution per common unit in July 2014, as well as an increase in the number of common units outstanding resulting from the ATM equity issuance program.

Non-GAAP Measures

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance.

Partnership cash flows include net income attributable to controlling interests, plus operating cash flows from our wholly-owned subsidiaries, and cash distributions received from our non-wholly owned subsidiaries and equity investments, less equity earnings from unconsolidated affiliates and consolidated subsidiaries’ net income, plus net income attributable to non-controlling interests from consolidated subsidiaries, and net of distributions declared to the General Partner. Partnership cash flows before General Partner distributions represent Partnership cash flows prior to distributions paid to the General Partner.

Distributions paid to the General Partner represent the cash distributions paid during the period with respect to its two percent interest plus an amount equal to incentive distributions.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.  For further details, see the reconciliation of non-GAAP measures in the Supplemental Schedule.

Conference Call

Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.225.0198 on Thursday, August 6, 2015 at 10:30 a.m. central time (CT)/11:30 a.m. eastern time (ET). Steve Becker, President of the General Partner, will discuss the second quarter financial results and provide an update on the Partnership’s business, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at
www.TCPipeLinesLP.com. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on August 13, 2015, by calling 800.408.3053, then entering pass code 7363759.

TC PipeLines, LP is a Delaware master limited partnership with interests in six federally regulated U.S. interstate natural gas pipelines which serve markets in the Western and Midwestern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.TCPipeLinesLP.com.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the timing, structure and closing of future dropdowns of TransCanada’s remaining U.S. natural gas pipeline assets and the ability of these assets to generate ongoing value to our unitholders, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2014 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Mark Cooper/Davis Sheremata	403.920.7859
		800.608.7859

Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772
		investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income

	Three months ended			Six months ended
(unaudited)	June 30,			June 30,
(millions of dollars except per common unit amounts)	2015		2014	2015		2014

Transmission revenues	85		82	172		169
Equity earnings from unconsolidated affiliates	15		18	46		51
Operation and maintenance expenses	(13)		(12)	(24)		(24)
Property taxes	(5)		(6)	(11)		(12)
General and Administrative	(1)		(1)	(4)		(3)
Depreciation	(21)		(22)	(42)		(43)
Financial charges and other	(16)		(14)	(29)		(26)
Net income	44		45	108		112

Net income attributable to non-controlling interests	-		8	7		18
Net income attributable to controlling interests	44		37	101		94

Calculation of net income allocated to common units

Net income attributable to controlling interests	44	(b)	37	101	(b)	94
Less:
Net income allocated to the General Partner, including incentive distributions	2		1	3		2
Net Income allocated to common units	42	(b)	36	98	(b)	92

Net income per common unit - basic and diluted (a)	0.66	(b)	0.58	1.53	(b)	1.48

Weighted average common units outstanding (millions) - basic and diluted	63.8		62.3	63.7		62.3

Common units outstanding, end of period (millions)	64.0		62.3	64.0		62.3

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of the General Partner’s allocation, including incentive distributions by the weighted average number of common units outstanding.

(b)
Consistent with the application of ASC 260 - “Earnings per share,” the Partnership will allocate a portion of net income attributable to controlling interests to the Class B units upon 30 percent of GTN’s total distributable cash flows exceeding $15 million for the nine month period ending December 31, 2015. This allocation will reduce net income allocated to common units and net income per common unit.

TC PipeLines, LP
Financial Summary

Consolidated Condensed Balance Sheets

(unaudited)	30-Jun-15	31-Dec-14
(millions of dollars)
ASSETS
Current assets	84	68
Investment in unconsolidated affiliates	1,158	1,177
Plant, property and equipment, net	1,946	1,968
Other assets	139	136
	3,327	3,349

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	232	291
Other liabilities	27	26
Long-term debt, net of current portion	1,730	1,446
Partners' equity	1,338	1,586
	3,327	3,349

TC PipeLines, LP
Supplemental Schedule
Non-GAAP Measures
Reconciliation of Net Income attributable to controlling interests to Partnership Cash Flows

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars except per common unit amounts)	2015	2014	2015	2014
Net income attributable to controlling interests	44	37	101	94

Add:
Cash distributions from GTN (a)	-	25	21	45
Cash distributions from Northern Border (a)	26	26	47	47
Cash distributions from Bison (a)	-	11	-	23
Cash distributions from Great Lakes (a)	14	14	22	19
Cash flows provided by wholly-owned subsidiaries (b), (c)	66	11	95	24

	106	87	185	158

Less:
Equity earnings as previously reported:
Northern Border	(15)	(16)	(34)	(39)
Great Lakes	-	(2)	(12)	(12)
	(15)	(18)	(46)	(51)
Less:
Consolidated Subsidiaries’ net income as previously reported
GTN	(20)	(15)	(44)	(37)
Bison	(12)	(11)	(23)	(23)
North Baja	(5)	(6)	(11)	(12)
Tuscarora	(4)	(4)	(8)	(8)
	(41)	(36)	(86)	(80)
Add:
Net income attributable to non-controlling interests	-	8	7	18

Partnership cash flows before General Partner Distributions	94	78	161	139
General Partner distributions, including IDRs (d)	(1)	(1)	(2)	(2)
Partnership cash flows (e)	93	77	159	137

Cash distributions declared	(59)	(54)	(114)	(106)
Cash distributions declared per common unit (f)	$0.89	$0.84	$1.73	$1.65
Cash distributions paid	(55)	(52)	(110)	(103)
Cash distributions paid per common unit (f)	$0.84	$0.81	$1.68	$1.62

(a)
In accordance with the cash distribution policies of the respective entities, cash distributions from GTN, Bison, Northern Border, and Great Lakes, are based on their respective prior quarter financial results.

(b)
The Partnership’s wholly owned subsidiaries’ included in the calculation of this amount were Bison, North Baja and Tuscarora for the three and six months ended June 30, 2015 and North Baja and Tuscarora for the three and six months ended June 30, 2014. See (c) below for inclusion of GTN amounts.

(c)
Beginning April 1, 2015, the Partnership reflected GTN as wholly-owned in its financial statements following the acquisition of the remaining 30 percent of GTN. The Partnership received cash distributions during the three months ended June 30, 2015 of $37 million, included in this amount, equal to 100 percent of GTN’s distributable cash flow for the three months ended March 31, 2015 pursuant to the terms of the 2015 GTN acquisition sale agreement.

(d)
The distributions paid to the General Partner for the three and six months ended June 30, 2015 included incentive distributions of $0.3 million and $0.6 million, respectively.  There were no incentive distributions paid to the General Partner for the three and six months ended June 30, 2014.

(e)	Beginning the first quarter of 2016 and annually thereafter, our Partnership Cash Flows will be impacted by any distributions made to the Class B units.
(f)
Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding. The General Partner's allocation is computed based upon the General Partner's two percent interest plus an amount equal to incentive distributions.